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                                                                   Exhibit 10.26
                                                                   -------------

                              SEVERANCE AGREEMENT
                              -------------------

          THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of October 19, 2000, is made and entered by and between Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), and Maurice Olivier (the "Executive").


                                  WITNESSETH:

          WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company as per the agreement with MADIAN S.A.;

          WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;

          WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

          WHEREAS, the Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company; and

          WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

          NOW, THEREFORE, the Company and the Executive acting with the concurrence of MADIAN S.A. agree as follows:

          1.   Certain Defined Terms. In addition to terms defined elsewhere
               ---------------------
herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary rate* as in effect from time to time.*as defined in the agreement with MADIAN S.A.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Cash Severance Period" means a number of days equal to 365 multiplied by the severance compensation multiple set forth in Paragraph 1 of Annex A.

          (d) "Cause" means that, prior to any termination pursuant to Section 3(b), the Executive has:

               (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary; or

               (ii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

     and any such act has been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

          (e) "Change in Control" means the occurrence during the Term of any of the following events:

               (i) except as otherwise provided in this Section 1(e) with respect to Safeguard Scientifics, Inc., the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1(e)(i), the following acquisitions will not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(e)(ii), below), (B) any acquisition by the Company of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or
     (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of
     Section 1(e)(iii), below; and provided, further, that a Change in Control will not occur if any Person becomes the beneficial owner of 20% or more of the combined voting power of the Voting Stock of the Company solely as a result of an issuance of Voting Stock described in clause (A) of this
     Section 1(e)(i) or an acquisition of Voting Stock described in clause (B) of this Section 1(e)(i) unless and until such Person thereafter acquires beneficial ownership of Voting Stock of the Company that causes the aggregate percent of the combined voting power of the Voting Stock of the Company then owned beneficially by such Person to exceed the percent of the combined voting power of Voting Stock of the Company owned beneficially by such Person immediately after such issuance or acquisition described in clause (A) or
     (B) of this Section 1(e)(i); or

               (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board," as modified by this Section 1(e)(ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (other than the Company; such entity resulting from such Business Combination; any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination; or any Person who immediately prior to such Business Combination beneficially owned directly or indirectly 20% or more of the combined voting power of the voting stock of the Company and whose ownership of such Voting Stock did not result in a Change in Control under Section 1(e)(i)) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

               (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(e)(iii).

     A Change in Control will not occur for purposes of this Agreement solely by reason of any acquisition after the date of this Agreement of beneficial ownership of Voting Stock of the

Company by Safeguard Scientifics, Inc. unless and until Safeguard Scientifics, Inc. acquires beneficial ownership of a percentage of the combined voting power of the then outstanding Voting Stock of the Company that is 20% or more than the percentage of the combined voting power of the outstanding Voting Stock of the Company it beneficially owned on September 30, 2000.

          (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (h) "Good Reason" means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for termination of employment exists or has occurred, including without limitation other employment):

               (i) the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or an equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive has been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

               (ii) the failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive: (A) an adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof;

               (iii) a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has hindered the Executive's performance of, or has caused the Executive to suffer a reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

               (iv) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

               (v) a requirement by the Company that the Executive have his principal location of work changed to any location that is in excess of 35 miles from the location thereof immediately prior to the Change in Control, or that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

               (vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

          (i) "Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. "Incentive Pay" does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, whether or not provided under an arrangement described in the preceding sentence.

          (j) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive's death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive has given written notice to the other that the Severance Period is not to be so extended.

          (k) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          (l) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2003, or
(ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2004 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive has given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon without further action the Term will be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

          (m) "Termination Date" means the date on which the Executive's employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

          (n) "Voting Stock" means securities entitled to vote generally in the election of directors.

     2.   Operation of Agreement.  This Agreement will be effective and binding
          ----------------------
immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, or during the 180-day period following the expiration of the Term if Section 3(c) applies, without further action, this Agreement will become immediately operative.

     3.   Termination Following a Change in Control.
          -----------------------------------------

          (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

               (i)   the Executive's death;

               (ii) if the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

               (iii) Cause.

If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4.

          (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4.

          (c) Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary that occurs (i) not more than 180 days prior to the date on which a Change in Control occurs and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control will be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

          (d) A termination by the Company pursuant to Section 3(a) or Section 3(c) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon termination of employment under any severance policy, plan, program or arrangement of the Company or Subsidiary, which rights will, during the Severance Period, be superseded by this Agreement.

     4.   Severance Compensation.
          ----------------------

          (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(b), the Company will pay to the Executive* the amounts described in Annex A within ten business days after the Termination Date and will continue to provide to the Executive the benefits described on Annex A for the periods described therein, provided the Executive executes a release in the form attached hereto as Annex C.*as per the agreement with MADIAN S.A.

          (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (c) Following a termination of the Executive's employment described in Section 4(a), the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been allocated or awarded to the Executive for any performance period ending prior to the Termination Date, payment of which is contingent on the continuing performance of services by the Executive plus (ii) the value of any annual bonus or long-term incentive pay (including, without limitation, incentive-based annual cash bonuses and performance units, but not including any equity-based compensation or compensation provided under a qualified plan) earned for the performance period that includes the Termination Date, disregarding any applicable vesting requirements; provided that amount described in clause (ii) of this Section 4(c) will be calculated at the plan target or payout rate, but prorated to base payment only on the portion of the Executive's service that had elapsed during the applicable performance period. Such payment will take into account service rendered through the payment date and will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement, and (y) within ten business days after the Termination Date.

          (d) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all stock options and other equity incentive awards held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options held by the Executive will remain exercisable for a period beginning on the day immediately following the Executive's Termination Date equal to the Cash Severance Period plus 90 days or, if earlier, until the expiration date of the options.

          (e) Notwithstanding any other provision of this Agreement to the contrary, in the event that the consummation of a transaction that would constitute a Change in Control is contingent upon the transaction's qualifying for pooling of interests accounting under Accounting Principles Board Opinion No. 16 or any successor thereto, the Board may take the minimum action necessary to qualify the transaction for pooling of interests accounting treatment, but only if the transaction would qualify for such treatment in the absence of this Agreement.

     5.   Certain Additional Payments by the Company.
          ------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding, but subject to Paragraph 7 of Annex B, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5 and Annex B) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

          (b) The obligations set forth in Section 5(a) will be subject to the procedural provisions described in Annex B.

     6.   No Mitigation Obligation.  The Company hereby acknowledges that it
          ------------------------
will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 2 of Annex A.

     7.   Legal Fees and Expenses.  It is the intent of the Company that the
          -----------------------
Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments will be made within ten business days after delivery of the Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

     8.   Confidentiality; Nonsolicitation.
          --------------------------------

          (a) During the Term, the Company agrees that it will disclose to the Executive its confidential or proprietary information (as defined in this Section 8(a)) to the extent necessary for the Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive's breach of this Section 8(a)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 8(a) will not apply
(i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

          (b) The Executive hereby covenants and agrees that during the Term and for two years thereafter the Executive will not, without the prior written consent of the Company, on behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

          (c) The Executive and the Company agree that the covenants contained in this Section 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this
Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     9.   Employment Rights.  Nothing expressed or implied in this Agreement
          -----------------
will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

     10.  Withholding of Taxes.  The Company may withhold from any amounts
          --------------------
payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

     11.  Successors and Binding Agreement.
          --------------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. During the Severance Period and during any period following the Executive's termination of employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii),
(i) this Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void, and (ii) the Executive will not be bound by any restrictions contained in any such agreement on the Executive's right to engage in competition with the Company following the Executive's termination of employment with the Company.

          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     12.  Notices.  For all purposes of this Agreement, all communications,
          -------
including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

     13.  Governing Law.  The validity, interpretation, construction and
          -------------
performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws of such Commonwealth.

     14.  Validity.  If any provision of this Agreement or the application of
          --------
any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     15.  Miscellaneous.  No provision of this Agreement may be modified, waived
          -------------
or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

     16.  Survival.  Notwithstanding any provision of this Agreement to the
          --------
contrary, the parties' respective rights and obligations under Sections 3(c), 4, 5, 7 and 8 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

     17.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                                CAMBRIDGE TECHNOLOGY PARTNERS
                                                (MASSACHUSETTS), INC.



                                                By: /s/ Jack L. Messman
                                                   ----------------------------
                                                  Name: JACK L. MESSMAN
                                                  Title: PRESIDENT, CEO

                                                EXECUTIVE


                                                  /s/ Maurice Olivier
                                                -------------------------------
                                                Maurice Olivier

                                                                         Annex A
                                                                         -------


                            SEVERANCE COMPENSATION
                            ----------------------

     (1) A lump sum payment in an amount equal to two times the sum of (A) Base Pay (at the highest rate in effect for any period within three fiscal years prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than (i) the highest aggregate Incentive Pay earned in any of the three fiscal years immediately preceding the year in which the Termination Date occurs or (ii) the Incentive Pay that would have been earned for the entire fiscal year in which the Termination Date occurs, disregarding any applicable vesting requirements, calculated at the plan target or payout rate.

     (2) For a period of 24 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(h)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all similarly situated recipients of or participants in such Employee Benefits. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 2 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company's medical, dental and other group health plans, or successor plans, the Executive's "qualifying event" will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of
Section 6 or this Paragraph 2, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive will be reported by the Executive to the Company.

     (3) A lump sum payment in an amount equal to the aggregate Company matching contribution that would have been allocated to the Executive's account under the Company's 401(k) plan during the Cash Severance Period determined at the rate of matching contribution in effect on the Termination Date and based on the assumption that the Executive continued to be employed during the Cash Severance Period and contributed to the 401(k) plan at the rate of contribution (subject to applicable plan limits) the Executive had elected for the plan year that includes the Termination Date.

     (4) Outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 20% of the Executive's Base Pay.

                                                                         Annex B
                                                                         -------

                   EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS
                   -----------------------------------------

     (1) Subject to the provisions of Paragraph 5, all determinations required to be made under Section 5 and Annex B, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "National Firm") selected by the Executive in his sole discretion. The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within ten business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within ten business days after receipt of such determination and calculations.

     (2) The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

     (3) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.
If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within ten business days pay to the Company the amount of such reduction.

     (4) The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within ten business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

     (5) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

          (A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          (B) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (C) cooperate with the Company in good faith in order effectively to contest such claim; and

          (D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and
--------  -------
expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax
--------  -------
claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of
                             -------- -------  -------
the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (6) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 5 and this Annex B.

     (7) Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Annex B, if (A) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (B) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.10 multiplied by three times the Executive's "base amount," and (C) but for this sentence, the net after-tax benefit to the Executive of the Gross-Up Payment would not exceed $50,000 (taking into account income taxes, employment taxes and any Excise Tax), then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an "excess parachute payment." For purposes of this Paragraph 7, the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Paragraph 7 will be made at the expense of the Company, if requested by the Executive or the Company, by the National Firm. Appropriate adjustments will be made to amounts previously paid to the Executive, or to amounts not paid pursuant to this Paragraph 7, as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Paragraph 7, the Executive will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Paragraph 7. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days prior to the Termination Date or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.

                                                                         Annex C
                                                                         -------

                                GENERAL RELEASE
                                ---------------

     This GENERAL RELEASE (the "Release Agreement") is made as of the ___ day of ____________________, by and between Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), and _____________________________________ (the "Executive").

     In consideration of the payments to be made to the Executive under that certain Severance Agreement dated as of ________________________ (the "Severance Agreement"), the Executive, for himself, his heirs, executors, administrators, and assigns, releases the Company, its current, former and successor subsidiaries, parent corporations, affiliates and partners, and each of their officers, directors, employees, agents, representatives, insurance carriers, benefit plans, fiduciaries and attorneys, or any other related parties, from, and agrees not to sue any of the foregoing with respect to, any claims that he has, or that anyone claiming for him might have or claim to have, prior to or as a result of his resignation as an officer of the Company and his termination of employment with the Company. These claims include, but are not limited to, claims arising under any employment agreement, employment law or regulation, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local civil rights, employee benefit, labor contract, tort, or common law. The Company acknowledges that the Executive is waiving only those claims that he has or believes he might have as of the date of this Release Agreement and not any claims that might arise in the future.

     Notwithstanding the foregoing, the release contained in this Release Agreement will not apply to (i) any right the Executive has to indemnification under the Company's Certificate of Incorporation, By-laws or otherwise with regard to the Executive's service as an officer or director of the Company, (ii) any rights the Executive has accrued under any employee benefit plan maintained by the Company and (iii) any rights of the Executive under the Severance Agreement.

     The Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release Agreement. The Executive further acknowledges that he has been given at least [21] days to consider signing this Release Agreement and that he may voluntarily choose to sign the Release Agreement before the end of the [21]-day period. The Executive understands that he will have seven days after he signs this Release Agreement during which he may revoke this Release Agreement for any reason by delivering a notice of revocation to the Company, to the attention of the General Counsel, at the Company's executive offices. The Executive also understands that this Release Agreement will not become effective or enforceable, and the Executive will not receive any payments, until after this revocation period has expired.

     The Executive understands and agrees that if, after signing this Release Agreement, he or anyone claiming for him files a claim seeking recovery in violation of this Release Agreement, unless otherwise prohibited by applicable law, the Executive or such person making a claim on his behalf, will be required first to repay to the Company the amounts paid to the Executive by the Company under the Severance Agreement, and the Company will not be obligated to make any further payments to the Executive under the Severance Agreement.

     IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date first written above.

                                             CAMBRIDGE TECHNOLOGY PARTNERS
                                             (MASSACHUSETTS), INC.



                                             By _______________________________


                                             EXECUTIVE


                                             __________________________________

                                      C-2